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BOOK TOGETHER AND SAVE: TRAVELOCITY LAUNCHES
THE LATEST IN SAVINGS AND CONVENIENCE

NEXT-GENERATION TRAVELOCITY TOTALTRIP TECHNOLOGY
LOADED WITH EXCLUSIVE NEW FEATURES AND FUNCTIONALITY
FOR THOSE WHO ‘GET IT TOGETHER’

FORT WORTH, Texas (June 30, 2003) – Travelocity, the most popular travel site on the Web, today introduced Travelocity TotalTripTM technology, its new dynamic shopping engine that allows consumers to book airfare and hotels together in just a few simple clicks, giving them access to special rates not available when booking components separately.

Booking together with Travelocity TotalTrip provides significant discounts for consumers versus booking airline tickets and hotel rooms in separate transactions.  The new technology also offers value-added travel planning and booking tools that give consumers the most flexibility in customizing their trip.

The new technology broadens Travelocity’s ability to use specially negotiated wholesale, or merchant, rates for airfare and hotels, meaning consumers get greater access to discounts on their travel purchases. Travelocity TotalTrip is accessible through the re-designed Travelocity homepage under the heading “Book Together and Save” or at any “Get It Together” ad running on Travelocity.

“Our customers tell us that price, value and ease of use continue to be the determining factors in today’s travel planning,” said Sam Gilliland, Travelocity president and CEO. “Booking multiple parts of your trip together in real-time is the most cost-effective way to buy travel online, and it’s easy.”

“Consumers can find numerous everyday examples where buying together translates into savings,” said Jeff Glueck, Travelocity’s vice president of packaging. “In fast food, for example, you order a combo meal – burger, fries and drink – together and pay less than if you ordered them separately.  This is the aim we’re now taking with Travelocity TotalTrip for the travel industry.”

New, Exclusive Travel Tools

Travelocity TotalTrip provides several features and enhancements that online travel shoppers cannot find on any of the other major travel Web sites. These features mean Travelocity shoppers now have more power to shape a trip unique to their needs and preferences. They include:

•                  Hotel Room Choice: Are you a non-smoker who somehow always manages to get stuck with a smoking room? Have you ever traveled with the family on vacation only to find out that there’s only a single bed in the room? Travelocity TotalTrip presents shoppers with more hotels with a specific room type than any other travel site, thanks to new technology that links directly to hotels’ central reservation systems. The most choice for the most hotel rooms allows shoppers to reserve the room that’s right for them.

•                  Airline Seat Maps: Travelers now can avoid getting sandwiched in a middle seat in the last row of the plane, the howl of an engine in one ear, the clangs and pangs of the galley in the other. With Travelocity TotalTrip’s new and improved interactive seat maps, you choose your seat with the click of your mouse

•                  Flexible Booking Options: Travelocity recognizes that when it comes to researching and purchasing travel, shoppers’ buying habits vary. Some travelers prefer to book flights before making hotel reservations, and vice versa. Travelocity TotalTrip gives travelers the option of booking either flights or hotels first. Plus, new hotel functionality lets consumers shop hotels based on preferred neighborhoods.

•                  Hotel Ratings and Reviews: Travelocity shoppers can get the low-down on a hotel from the professionals at AAA with its prestigious “Diamond” ratings system. They also can tap into the thoughts and opinions of actual travelers who have eaten at its restaurant, tested the hot water in the shower and, most importantly, slept in the bed.

“With Travelocity TotalTrip technology, consumers now can literally plan their trip start-to-finish from the flight and hotel that meet their needs, right down to their seat on the plane and their hotel room type,” Gilliland said. “As this evolution continues, Travelocity will be at the forefront, building upon our reputation as a leader and innovator in giving consumers the power to stretch their travel dollars.”

About Travelocity

Travelocity®, a Sabre Holdings® company, pioneered the online travel space and continues to be the most popular travel service on the Web, giving consumers access to hundreds of airlines, thousands of hotels and cruise, last-minute and vacations packages, and best-in-class car rental companies, all backed by 1,000 customer service representatives staffed to provide 24-hour assistance. With 40 million members, Travelocity is the seventh largest travel agency in the United States. It has been recognized worldwide for its leadership in the online travel space, and it operates or powers Web sites in five languages across four continents.

Sabre Holdings Corporation (NYSE: TSG) is a world leader in travel commerce, retailing travel products and providing distribution and technology solutions for the travel industry.  More information about Sabre Holdings is available at http://www.sabre-holdings.com.  Additional information about Travelocity can be found on the Web at http://www.travelocity.com.

Statements in this release which are not purely historical facts, including statements about the expected attractiveness of Travelocity TotalTrip technology to customers and Travelocity’s outlook in the travel industry, or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Sabre Holdings on the date this release was issued. Sabre Holdings undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to: the acceptance or adoption of the Travelocity TotalTrip technology by customers, the possibility that the systems put in place to support Travelocity TotalTrip technology may suffer failures, capacity constraints and business interruptions and the possibility that our competitors may implement similar technologies, thereby adversely affecting our results of operations. Sabre Holdings Corporation may not succeed in addressing these and other risks. Further information regarding factors that could affect Sabre Holdings Corporation’s financial and other results can be found in the risk factors section of our most recent filing on Form 10-Q with the Securities and Exchange Commission.

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